Exhibit 10.1
Execution Version

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Sub-License Agreement

Dyadic International (USA), Inc

and

Luina Bio Pty Ltd

and

Novovet Pty Ltd

Table of contents
1	Definitions and interpretation	1
2	Grant of rights	8
3	Sub-licensing	8
4	Payment Obligations	9
5	Records and audits	10
6	Further obligations of the parties	11
7	Further development and regulatory matters	14
8	Term and termination	15
9	Improvements	17
10	Prosecution and enforcement of Patent Rights	19
11	Warranties	20
12	Liabilities and indemnities	20
13	Insurance	22
14	Confidentiality and media releases	23
15	Dispute resolution	25
16	GST	26
17	Miscellaneous	27
Schedule 1 - Royalties		31
Schedule 2 - Patent Rights		32
Schedule 3 - Know-How		33

Sub-License Agreement        page i

Sub-License Agreement
Date ►26 April 2019
Parties

1	Dyadic International (USA), Inc of 140 Intracoastal Pointe Drive, Suite 404, Jupiter FL 33477-5094, United States (Dyadic)

2	Luina Bio Pty Ltd ACN 074 656 509 of 2806 Ipswich Road, Darra, Brisbane 4076 Queensland, Australia (Luina)

3	Novovet Pty Ltd ACN 631 032 749 of 2806 Ipswich Road, Darra, Brisbane 4076 Queensland, Australia (Novovet)
Background

A	Dyadic owns or has been granted rights under certain Patent Rights and Know-How from Danisco US, Inc. relating to the Sub-Licensed IP.

B	Luina is an experienced contract manufacturing and development company with experience in manufacturing animal health products.

C	Luina wishes to Commercialise the Sub-Licensed IP within the Field and Territory.

D	Luina and Dyadic have agreed that they will work together to Commercialise the Sub-Licensed IP and have agreed to establish Novovet for the purposes of achieving this objective.

E	In consideration of the mutual promises and consideration set out in this document, Dyadic has agreed to grant to Novovet a licence to the Sub-Licensed IP on the terms of this document.
It is agreed as follows.

1	Definitions and interpretation

1.1	Definitions
The following definitions apply in this document:
Affiliate means:

(a)	a corporation that is related to a party as defined in the Corporations Act 2001 (Cth); or

(b)
any individual who, or any corporation or other form of business organisation which, in any country directly or indirectly (including through intermediaries), is Controlled by, or is under common Control with, or Controls, a party.

Agreement means this document and includes any schedules or annexures.
Business Day means any a day which is not a Saturday, Sunday or public holiday in Brisbane.
C1 Expression Platform means the Myceliopthora Thermophila (formerly classified as Chrysosporium lucknowense, “C1”) technology including the

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genetic elements and molecular tools, and protocols necessary for the development of C1 strains to express Target Indicator genes and to grow and manufacture the proteins derived from the Target Indicators genes.
cGMP means current good manufacturing practice in accordance with Australian laws and the requirements of the Australian Therapeutics Goods Administration, or such higher standards as may be required in a particular country in the Territory.
Change of Control means the happening of circumstances or events following which a person becomes Controlled by another person, alone or together with any associates, who did not previously Control that person.
Commencement Date means the date of this agreement.
Commercialise means:

(a)	in relation to a Product, to make, have made, use, sell, have sold, offer for sale, import and export the Product; and

(b)
in relation to an Intellectual Property Right, the exercise of the rights granted to the holder of such Intellectual Property Right by the laws of the jurisdiction in which the Intellectual Property Right subsists, including the right to grant sub‑licences in accordance with clause 3.

Confidential Information means information in any form which is disclosed by a party (Discloser) to the other party (Recipient) or otherwise obtained directly or indirectly by the Recipient from the Discloser, that:

(a)	is by its nature confidential;

(b)	is designated as confidential; or

(c)	the Recipient knows or ought to reasonably know is confidential, and includes:

(a)	information comprised in or relating to the Sub-Licensed IP;

(b)	information relating to the business and financial affairs of the Discloser;
but does not include any information which:

(a)	is in or comes into the public domain otherwise than by disclosure in breach of this document or other duty of confidentiality owed to the Discloser;

(b)	had been independently developed by the Recipient prior to obtaining it from the Discloser; or

(c)	is received by the Recipient from a third party who has the right to provide that information without breach of any legal obligation.
For the avoidance of doubt, the Know-How is Confidential Information belonging to Dyadic and/or Dyadic’s Contract Research Collaborators.
Control means:

(a)	the ability to cast or control the casting of more than 50% of the maximum number of votes that might be cast at any general meeting (or equivalent) of an entity;

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(b)
the holding of more than 50% of the issued ordinary share capital, the equity, or other ownership interest, in the entity, or the holding of the maximum ownership interest permitted in the country where the entity exists; or

(c)
the ability of a person or persons to direct, or share equally in the direction of, the composition of the board of directors (or equivalent) of the entity, or to manage the entity pursuant to an agreement.

Corporations Act means the Corporations Act 2001 (Cth).
Diligence Report means the report to be provided by Novovet to Dyadic pursuant to clause 6.10.
Field means the prevention and treatment of companion animal antigens solely within the Target Indicators.
Force Majeure means a circumstance beyond the reasonable direct or indirect control and without the fault or negligence of the party claiming force majeure, including fire, explosion, epidemic, strike, lockout, labour conditions, civil disturbance, riot, act of God, act of war, terrorist incident, cyclone, flood, storm or earthquake.
Improvement means any development, modification, adaptation or improvement of the subject matter of Sub-Licensed IP made by or on behalf of, or in respect of which Intellectual Property Rights are acquired by, a party or its Affiliates during the Term, including processes for the manufacture of Products by Dyadic.
Insolvency Event means any of the following:

(a)	a person is or states that the person is unable to pay from the person’s own money all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay the person’s debts under any applicable legislation;

(c)
an application order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation and the application or resolution is not stayed, withdrawn or dismissed within seven days;

(d)
an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(e)	a controlled is appointed in respect of any property of a corporation;

(f)	a corporation is deregistered under the Corporations Act or notice of its proposed deregistration is given to the corporation and the notice is not stayed, withdrawn or dismissed within seven days;

(g)	a distress, attachment or execution is levied or becomes enforceable against any property of a person;

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(h)
a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them; or

(i)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of a person.
Intellectual Property Rights means all present and future rights in relation to copyright (including future copyright), trade mark, design, patent and circuit layout rights, rights in respect of confidential information or know-how and all other rights generally falling within the scope of this term, whether registered or unregistered and whether registrable or not, and all other statutory and proprietary rights in respect of the foregoing rights and any right to apply for registration of any of those rights.
Know-How means the Confidential Information and Intellectual Property Rights described in Schedule 3 or supplied by Dyadic under clause 7.2(a), including any pre-clinical and CMC package, reports, data, trial results, copyright materials and other proprietary materials.
Launch means the first commercial sale of the Product by Novovet or its Affiliates in the Territory and within the Field.
Laws means all laws including, without limitation, all local, federal and state government legislation, codes, regulations and by-laws as amended from time to time.
Net Sales means the total gross invoice prices (or, if no invoice is generated for a sale, the total sales price) of Products sold by Novovet and its Affiliates, less the sum of the following actual and customary deductions where applicable and separately listed:

(a)	cash, trade or quantity discounts;

(b)	value-added, sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for income taxes); and

(c)	transportation charges if not paid by the customer.
Net Sales includes the cash equivalent or fair market value of all other consideration received by Novovet and its Affiliates in respect of Products sold, whether such consideration is in cash, payment in kind, exchange, or other form.
For purposes of calculating Net Sales, transfers between Novovet and its Affiliates will be excluded and Net Sales will be calculated based upon the ultimate sale or provision of a service to a Third Party, unless the amount for the transfer to an Affiliate is greater, in which event that higher amount will apply.
Non-Sales Revenue means all amounts received by Novovet or its Affiliates from Sub-Licensees in respect of the Commercialisation of the Sub-Licensed

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IP or Products, whether by way of royalties, license fees, milestone payments, lump sum payments or otherwise, after deduction of all value-added or similar taxes, duties or other amounts forming part of such amounts required to be remitted to government or quasi-government authorities in connection with such Commercialisation, but not including income tax. If Novovet or its Affiliates receive non-monetary consideration from Sub-Licensees in lieu of financial payments, the parties agree to negotiate in good faith arrangements for the sharing of such non-monetary consideration in a manner that reflects the calculation and sharing of Non-Sales Revenue under this agreement.
Patent Costs means all cost and expenses, including all legal and patent
Patent Rights means subject to the Pharma License Agreement all patents will be owned by Dyadic or Danisco, US, Inc except those patents which solely relate to the production and sale of a Target Indicators Product which will be owned by Novovet.
Personnel of a party means:

(a)	the party’s employees, agents, students, contractors, directors, officers; and

(b)	the employees, agents, students, contractors, directors and officers of that party’s Associates.
Pharma License Agreement means the pharma license agreement entered into between Dyadic and Danisco US, Inc on 31 December 2015.
Products means Target Indicators products which apply, incorporate, fall within the scope of, or are created, supplied or used in accordance with any of the Sub-Licensed IP.
Quarter means the three month periods ending on 31 March, 30 June, 30 September and 31 December.
Registration Costs mean all fees, costs and expenses (including patent attorney and legal fees and expenses) incurred by Dyadic in the obtaining of grants of Patent Rights in the Territory and maintaining the same, including all expenses incurred in making and prosecuting patent applications and dealing with any opposition to any application for such registrations or any challenge to the validity of any such registrations
Regulatory Approval mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country, excluding separate pricing or reimbursement approvals that may be required, and including the expansion or modification of the label for such indication.
Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including the United States Food and Drug Administration.

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Royalties means the amounts payable or paid by Novovet pursuant to clause 4.1(b).
Sub-Licensees mean any Third Party to whom Novovet has granted a sub-licence of the Sub-Licensed IP pursuant to clause 3.1.
Sub-Licensed IP means the Intellectual Property Rights which Dyadic either owns or has been granted rights under certain Patent Rights and Know-How under the Pharma License Agreement relating to the generation and use of its C1 Expression Technology which is necessary to enable Novovet to Commercialise the Sub-Licensed IP in the Field solely to develop, manufacture and sell the Target Indicators Products and includes the Patent Rights set out in Schedule 2, the Know-How set out in Schedule 3 and the Confidential Information relating to those Patent Rights and the Know-How.
Shareholders’ Agreement means the Shareholders’ Agreement in respect of Novovet dated on or about the date of this agreement.
Target Indicators means Products targeting the following antigens:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***]; and

(f)	[***]
Term means the term described in clause 8.1.
Territory means worldwide.
Third Party means an entity that is not an Affiliate of either Dyadic or Luina.
Up-front Sub-License Fee means $[***] which will be paid to Dyadic in the form of shares of Novovet in accordance with clause 4.1(a).
.

1.2	Rules for interpreting this document
Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)
a document (including this document) or agreement, or a provision of a document (including this document) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

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(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of that person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes all other genders.

(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	A reference to dollars and $ is to Australian currency.

(g)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(h)	The expression this document includes the agreement, arrangement, understanding or transaction recorded in this document.

(i)	The expressions subsidiary, holding company and related body corporate each have the same meaning as in the Corporations Act.

1.3	Business Days
If the day on or by which a person must do something under this document is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do I ton or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

1.4	Multiple parties
If a party is made up of more than one person, or a term is used in this document to refer to more than one party:

(a)	an obligation of those persons is several;

(b)	a right of those persons is held by each of them severally; and

(c)	any other reference to that party or that term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking relates to each of them separately.

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2	Grant of rights

2.1	Grant
With effect from the Commencement Date, subject to the Pharma License Agreement Dyadic grants to Novovet separate licences of:

(a)	the Patent Rights; and

(b)	the Know-How,
for the sole purpose of Commercialising the Products and the Sub-Licensed IP within the Field in the Territory in accordance with this agreement.

2.2	Exclusivity
Subject to clause 8.8, the licence granted to Novovet in clause 2.1 are exclusive as it solely relates to the development, manufacture and sale of a Target Indicators Product within the Territory and the Field.

2.3	Acknowledgments
Novovet acknowledges and agrees that, unless agree otherwise in writing, it is not entitled to:

(a)
sell or otherwise dispose of Products outside of the Territory or Field or to a customer that it knows or has reason to believe intends to use or resupply the Products outside of the Territory or Field, unless Dyadic has given its prior written approval; and

(b)	use any of the Sub-Licensed IP other than for bona fide Commercialisation of the Products in accordance with this agreement.

3	Sub-licensing

3.1	Consent required

(a)	Novovet is not permitted to sub-license the Sub-Licensed IP to any Affiliate or Third Party unless Dyadic has given its prior written consent.

(b)
Dyadic will not unreasonably withhold its consent where the proposed Sub-Licensee is an Affiliate of Novovet and has adequate resources to enable it to fulfil its obligations under the proposed sub-licence.

(c)	Novovet remains solely liable for the performance of its obligations under this agreement, notwithstanding the grant of any sub-licence or sub-contract.

3.2	Conditions of sub-licence
Any transaction permitted by clause 3.1 must be subject to the terms of the Pharma License Agreement and on terms which:

(a)
prohibit the grant of further sub-licences unless Dyadic has given its prior written consent (which consent may be granted, whether or not subject to conditions, or withheld in Dyadic’s sole discretion);

(b)
contain provisions no less onerous than those set out in clauses 6.7 (Branding), 6.12 (Personnel), 7.3 (Adverse Event Reporting), 7.4 (Recalls, Market Withdrawals or Corrective Action) , 13 (Insurance) and

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14 (Confidentiality and Media Releases), and otherwise be on terms consistent with this agreement;

(c)	will automatically terminate if Novovet exercises its right of termination under clause 8.5; and

(d)	will, at Dyadic’s option, either terminate or be novated to Dyadic on termination of this agreement (other than termination by Novovet under clause 8.5).

3.3	Contract Manufacture
Notwithstanding the provisions of this clause 3, subject to the Pharma License Agreement Novovet may sub-contract the manufacture of Products or components of Products to a Third Party contract manufacturing organisation located in [***] provided that such manufacturer has agreed to be bound by obligations at least as onerous as those set out in clauses 6.6 (Care and Skill) and 14 (Confidentiality and Media Releases).

3.4	Related party services
For the avoidance of doubt, nothing in this agreement prohibits Novovet from sub-contracting either Luina or Dyadic to provide services on a fee for services basis provided that such services are provided on behalf of Novovet on an arms-length basis and in accordance with any obligations set out in the Shareholders’ Agreement and which are subject to the Pharma License Agreement.

4	Payment Obligations

4.1	Payments by Novovet
In consideration of the licence granted in clause 2.1, Novovet agrees to:

(a)
pay Dyadic the Upfront Sub-Licence Fee by way of the issue of ordinary shares (credited as fully paid) equal to 20% of the equity in Novovet in accordance with the terms of the Shareholders’ Agreement; and

(b)	pay to Dyadic any Royalties on Net Sales and Non-Sales Revenue in accordance with Schedule 1.

4.2	Timing of Royalty Payments

(a)
Payments of Royalties are to be made by Novovet to Dyadic within 30 days after the end of each Quarter and are to be calculated by reference to Net Sales and Non-Sales Revenue made during that Quarter.

(b)	Each payment must be accompanied by a statement signed by an authorised officer of Novovet containing a detailed summary of:

(i)	Products sold, delivered or otherwise disposed of during the relevant Quarter;

(ii)	the calculation of the Net Sales, Non-Sales Revenue and Royalties payable in respect of, the relevant Quarter; and

(iii)	sales, marketing, training and other activities relating to the Commercialisation of the Product, provided that after Launch such reports only need to be made annually.

4.3	Currency

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All payments made under this agreement are to be made in Australian dollars. Where conversion from foreign currency is required the conversion is to be made at the average day’s buying rate published in Bloomberg as at close of business on the previous Business Day.

4.4	Payment
All payments made by Novovet under this agreement are to be made by telegraphic transfer into an account nominated by Dyadic, or in such other manner agreed by the parties. All bank fees and other charges directly related to such telegraphic transfers are Dyadic’s sole responsibility.

4.5	Interest on overdue payments
If Novovet fails to make any payment in full when due, Dyadic will be entitled (without prejudice to any other right or remedy it may have) to charge Novovet interest on the overdue amount at the rate of 2% per annum above the then current cash target rate of the Reserve Bank of Australia, calculated daily from the date the payment became due to the date of full and final payment.

4.6	Withholding tax

(a)
If any laws, rules or regulations require the withholding or deduction of amounts of income or other taxes or other amounts from payments made by a party to the other under this agreement, the party making the payment will make such withholding payments as required.

(b)
The recipient will, provided it has received proof of payment of the withholding taxes, sign such documentation as the paying party reasonably requires in order for it to obtain credits or rebates under any applicable double taxation treaties.

5	Records and audits

5.1	Records
Novovet agrees to keep at its principal place of business true and accurate records of Net Sales, Non-Sales Revenue, including proper and comprehensive books of account relating to all Royalties and other moneys from time to time payable pursuant to this agreement and the basis on which the quantum of those payments are calculated. Records must be maintained for at least seven years.

5.2	Right of audit

(a)	Novovet agrees at all reasonable times to permit Dyadic’s auditor to access, inspect and review the accounts, books and records referred to in clause 5.1.

(b)
Novovet further agrees to permit those books of accounts and records to be examined at Dyadic’s expense by an independent accountant, and to permit that accountant to take copies of or extracts from the accounts, books and records. Such audits may not be conducted more than once each calendar year.

(c)	Novovet agrees to give Dyadic’s representatives reasonable assistance, access and facilities to enable them to verify such accounts, books and

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records and supply such other information as may be necessary or proper to enable Novovet’s compliance with this agreement to be verified.

(d)
If an audit conducted in accordance with clause 5.2(b) identifies a deviation of more than 5% from the amounts identified as payable in statements provided by Novovet pursuant to clause 4.2 in any consecutive period of four Quarters, the costs of the audit are to be reimbursed to Dyadic by Novovet on demand.

(e)	Dyadic’s rights under this clause 5.2 apply during the Term and for seven years thereafter.

(f)
Novovet agrees to permit Dyadic’s representative to inspect Novovet’s manufacturing facilities and those of any permitted sub-contract manufacturers in order to verify {Novovet]’s compliance with this agreement (including under clause 6.6). At least ten Business Days’ notice of any such inspection will be given.

6	Further obligations of the parties

6.1	Technology transfer and assistance

(a)
Dyadic will disclose the Sub-Licensed IP to Novovet, including providing Novovet with electronic copies of the Know-How, within 60 days of the Commencement Date. All documents will be provided in English.

(b)
Dyadic will use all reasonable endeavours to provide updated versions of the Know-How on a timely basis. Novovet is solely responsible for the cost of modifying or translating any materials supplied by Dyadic, or developing its own materials, as may be necessary or desirable for the Territory.

(c)
Dyadic will provide such technical advice and assistance as Novovet may reasonably require, via telephone and email, for a maximum of [***]. Any additional assistance will be at Dyadic’s discretion and on its standard consulting terms.

(d)
Any site visits by Dyadic’s Personnel will be at Dyadic’s discretion and sole expense unless such site visit(s) are requested by Novovet. If Novovet requests such a site(s) visits then all travel, hotel, meal and other costs and expenses along with the then current Dyadic or its Collaborators FTE daily rate will be at the sole expense of Novovet.

6.2	Prosecution and maintain Sub-Licensed IP
Subject to the Pharma License Agreement, Dyadic agrees to prosecute and maintain the Patent Rights during the Term, to the sole extent it deems commercially and legally reasonable in accordance with the advice and resources available to it. Dyadic will provide a written report to Novovet of any changes to Patents it owns within ninety (90) days annually on 31 December of each year.

6.3	Registration Costs
Subject to the Pharma License Agreement Dyadic is responsible to pay for all Patent Registration Costs relating to its Patent Rights, however (Novovet) will be responsible to pay for all Patent Registration Costs relating to Patents and Patent applications filed by Novovet which are based on the Target Indicators Products.

6.4	Commercialisation efforts

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(a)
Novovet is to use reasonable and diligent efforts to develop and Commercialise the Sub-Licensed IP and Products throughout the Territory within the Field as soon as practicable, consistent with sound business practices and judgement.

(b)
Without limiting the generality of the foregoing, Novovet agrees to sell, distribute, market and promote Products in the Territory, including the provision of customer support, logistics, inventory, pharmacovigilance and related activities so as to maximise sales of Products in the Territory.

6.5	Commercialisation progress
If Novovet has not commenced a [preclinical study] within 1 year of the Commencement Date, Dyadic may, in its sole discretion:

(a)	extend the deadline for performance;

(b)	convert Novovet’s exclusive rights to non-exclusive in all or part of the Field and Territory by giving five Business Days’ notice; or

(c)	terminate this agreement by giving 60 days’ written notice,
provided that Dyadic must consult with Novovet and not unreasonably terminate this agreement if circumstances beyond Novovet’s control have caused the delay or if Dyadic has been a substantial cause for the delay.

6.6	Care and skill
Novovet must Commercialise the Products with all due care and skill and in a competent and prudent manner so that all legal and regulatory requirements in the Field and Territory and any reasonable quality standards are met (including that the Products are manufactured in accordance with cGMP and other requirements of applicable Regulatory Authorities, supported by adequate quality control systems).

6.7	Branding
Novovet may market the Products under Novovet’s brands or otherwise as it sees fit. Nothing in this agreement gives Novovet any licence or right to use Dyadic’s name, brands or trade marks.

6.8	Patent marking
Novovet must ensure that all Products and associated materials are marked with relevant patent numbers, as required or desirable under local laws.

6.9	Recording licence
Subject to clause 14.4, each party must to all things necessary to record the existence of this agreement with relevant authorities as required or desirable under local laws. It is understood that Dyadic will have the obligation to issue an 8K, a press release and file a copy of this agreement (along with a request for confidential treatment of certain parts of the agreement) with the United States Security & Exchange.

6.10	Diligence Report
Until Novovet, an Affiliate or a Sub-licensee has achieved a first commercial sale of Products, Novovet shall provide a written semi-annual Diligence Report to Dyadic

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due on January 31 and July 31 following the Commencement Date. These Diligence Reports shall describe Novovet’s, an Affiliate or any Sub-licensee(s) technical, business and commercial efforts towards meeting the obligations of this agreement.

6.11	Review meetings
The parties agree to meet or hold a teleconference at least once every calendar year prior to Launch in order to discuss Novovet’s Commercialisation of the Products within the Field and the Territory and this agreement generally.

6.12	Personnel
To the fullest extent permissible by applicable laws, Novovet must ensure that all of its Personnel who will be involved with Developing, Registering, Manufacturing and Commercialising Products or who will otherwise be required to have access to the Sub Licensed IP for the purposes of this agreement:

(a)
agree in writing, prior to beginning work, to assign to Novovet or Dyadic, as the case may be, all Intellectual Property Rights that may be created by such Personnel in connection with this agreement; and

(b)	have not been debarred by any Regulatory Authority.

6.13	Non-Solicitation
During the [***] following the Commencement Date, Novovet and its Affiliates must not solicit any of Dyadic’s Personnel with a view to employing that person or engaging him or her as a consultant or officer.

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7	Further development and regulatory matters

7.1	Regulatory approvals
Novovet:

(a)	is solely responsible for obtaining all Regulatory Approvals needed to Commercialise Products in the Field in the Territory;

(b)	must keep Dyadic informed of all material correspondence with, or investigations by, Regulatory Authorities; and

(c)
notify Dyadic in writing immediately if it becomes aware that it, its Affiliates or Sub-Licensees, contract manufacturer or any Third Party involved in the Commercialisation of Products or their respective Personnel is subject to a debarment investigation by a Regulatory Authority or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened.

7.2	Clinical trial data

(a)
Each party agrees to share with the other all results and data resulting from or generated in the course of any pre-clinical studies or clinical trials of the Product conducted by it, or its Affiliates (Data).

(b)	Each party will have the right to use any and all Data in the conduct of its obligations and exercise of its rights under this agreement.

(c)	Dyadic has the non-exclusive, royalty-free, irrevocable and perpetual right to use Data supplied by Novovet:

(i)	outside the Field; and

(ii)	within the Territory; and

(iii)	in the event that this agreement is terminated by Dyadic for any reason or by Dyadic under clause 8.5, within the Field and within the Territory.

(d)
Any use of Data supplied by the other party in support of a patent application or a filing to obtain a Regulatory Approval (other than as required by law in connection with Dyadic’s fulfilling its obligations as a publicly traded company) may only be made with the other party’s prior written consent which will not be unreasonably withheld.

7.3	Adverse event reporting

(a)	Novovet will be responsible for Adverse Event (as defined below) reporting to applicable authorities in the Territory and complying with other pharmacovigilance obligations under applicable laws.

(b)
Novovet must promptly (and in any event within three Business Days) report and provide details to Dyadic of any Adverse Event. Adverse Events must be reported in as much detail as possible, whether or not there is proof of a causal connection between events and use of Products.

(c)	Each party must promptly notify the other if such party becomes aware of any information or circumstance that is likely to have a material adverse effect on the safety of animals using the Products.

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(d)
For the purposes of this clause, Adverse Event means any side effect, injury, toxicity, sensitivity reaction, or other unintended harmful effect, or any unexpected incident, and the severity thereof, which are or may possibly be attributable to the Products.

7.4	Recalls, Market Withdrawals or Corrective Action

(a)
In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with the Products in the Territory, or in the event either party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, the party notified of such recall or similar action, or the party that desires such recall or similar action, must within 24 hours, advise the other party by telephone (with written confirmation notice to follow) or by facsimile or email to the address specified in clause 17.1.

(b)
Novovet, in consultation with [Dyadic], will decide whether to conduct any recall of Products in the Territory (except in the case of a Regulatory Authority mandated recall, in which case either party may act without such advance notice but, will notify the other party as soon as possible) and the manner in which any such recall will be conducted.

(c)	Novovet must bear the sole expense of any recall of Products in the Territory.

8	Term and termination

8.1	Term

(a)	This agreement commences on the Commencement Date and, unless this agreement is terminated earlier in accordance with its terms, will continue in each country in the Territory until the later of:

(i)	[***];

(ii)	[***]; or

(iii)	[***].

(b)
On expiry or termination of this agreement in a country, Novovet will have a fully paid-up, perpetual, irrevocable, non-exclusive, non-transferrable licence to use the Know-How in that in a country, except in the event of termination by Dyadic for any reason or by Novovet pursuant to clause 8.5.

8.2	Termination for insolvency
Either party may terminate this agreement by giving written notice to the other party if an Insolvency Event occurs in relation to the other party and such event has continued for a period of at least five Business Days.

8.3	Termination for breach
Either party may terminate this agreement immediately by giving written notice to the other party if:

(a)	the other party is in breach of any of its material obligations under this agreement; and

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(b)	the party in breach has failed to remedy the breach within 60 days of receipt of written notice from the other party describing the breach and calling for it to be remedied.

8.4	Termination by Dyadic
In addition to Dyadic’s rights under clause 6.5, Dyadic may terminate this agreement by giving 30 days’ written notice to Novovet:

(a)	if Novovet or its Affiliates challenge or assist any Third Party to challenge the validity of the Patent Rights; or

(b)	there is a change in the Control of Novovet, in respect of which Dyadic has not given its prior approval in accordance with the Shareholders’ Agreement.

8.5	Termination by Novovet
Novovet may terminate this agreement by destroying all elements of the C1 Expression Platform including all C1 biological materials including those biological materials developed by Novovet or on Novovet’s behalf, Data, protocols and other information that in any way relates to the C1 Expression Platform and proteins expressed and manufactured therefrom and after giving 120 days’ written notice to Dyadic in respect of all or part of the Territory.

8.6	Consequences of termination
Upon termination or expiry of this agreement for any reason:

(a)	the licences granted in clause 2.1 terminate (other than any ongoing rights under clause 8.1(b));

(b)
Novovet, its Affiliates and Sub-Licensees if any must cease all use of the C1 Expression Platform, the Sub-Licensed IP and all research and development efforts in any way related to the C1 expression Platform and the Development, Registration, Manufacturing and Commercialisation of the Target Indicators Products;

(c)
each party must return to the other party all documents and other materials in any form in its possession or under its control which contain or refer to any Confidential Information of the other party;

(d)
Novovet must do such things as may be required to transfer all pending and granted Regulatory Approvals in respect of the Products to Dyadic or its nominee (except where this agreement is terminated by Novovet pursuant to clause 8.5).

8.7	Survival
Expiry or termination of this agreement for any reason does not affect any rights of the parties accrued prior to termination or the provisions of clauses 1 (Definitions and Interpretation), 5 (Records and Audit), 7.2(c) (Use of Clinical Trial Data),  9. (Improvements) but not 9.2,12 (Liability and Indemnities), 13 (Insurance), 14 (Confidentiality and Media Releases), 15 (Dispute Resolution), 17 (Miscellaneous) or any provision relating to the consequences of termination (including clause 8.6).

8.8	Conversion to non-exclusive rights

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Without prejudice to any other right it may have, Dyadic at its sole discretion may convert Novovet’s rights under clause 2.1 to non-exclusive in all or part of the Field and/or Territory by giving 10 Business Days’ notice if Dyadic is otherwise entitled to terminate this agreement.

9	Improvements

9.1	Relevant definitions
In this clause 9:
Novovet Improvements means all Improvements made or acquired by Novovet;
Novovet Non-Licensed IP Improvements means all Novovet Improvements other than Novovet Licensed IP Improvements.
Novovet Licensed IP Improvements means all Improvements made or acquired by Novovet which fall within the scope of any claims of the Patent Rights or general use which also have application outside of the Field.
Dyadic Improvements means all Improvements made or acquired by Dyadic relating to the process of improving the C1 Expression Platform or which fall within the scope of any claims of the Patent Rights and have application within or outside the Field.

9.2	Novovet Improvements

(a)	[***].

(b)	[***].

(c)	Novovet hereby grants Dyadic a non-exclusive, perpetual, irrevocable royalty free licence of all Novovet Non-Sub-Licensed IP Improvements outside of the Field and within the Territory.

(d)
In the event Dyadic terminates this agreement for any reason or Novovet terminates this agreement pursuant to clause 8.5, with effect from such termination Novovet hereby grants Dyadic a non-exclusive, perpetual, irrevocable royalty free licence of all Novovet Non-Sub-Licensed IP Improvements within the Field and within the Territory.

(e)
In the event Dyadic terminates this agreement under clause 8.3 or 8.4 with effect from such termination Novovet hereby assigns to Dyadic all right, title and interest in all Novovet Licensed IP Improvements and agrees to take all steps as Dyadic may reasonable require in order to give effect to such assignment and enable it to have the benefit of such Novovet Licensed IP Improvements.

9.3	Financial terms

(a)	No royalties or other payments are required to be made by Dyadic for the licenses of Novovet Improvements in clause 9.2 or for the assignment of Novovet Licensed IP Improvements in clause 9.2(e).

(b)
If the provisions of clause 9.3(a) are prohibited or unenforceable under the laws of a country within the Territory, the parties agree to negotiate financial terms for the assignment or licence in good faith.

9.4	Obligations in respect to Novovet Improvements

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(a)	Novovet must give Dyadic details of all Novovet Improvements and do so promptly after their creation or acquisition, and in any event at least Quarterly.

(b)
Novovet must not transfer, use, license a Third Party to use or otherwise Commercialise the Novovet Improvements, in violation of the terms & conditions of the Pharma License Agreement or if such use or Commercialisation depends on the use of or would otherwise infringe any Sub-Licensed IP or other Intellectual Property Rights of Dyadic or its Affiliates, Dyadic’s contract research collaborators unless Dyadic has given its prior written consent, which must be done only by Dyadic’s CEO.

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10	Prosecution and enforcement of Patent Rights

10.1	Notice of suspected infringement
Each party shall promptly give the other notice of:

(a)
any claim or allegations that the exercise of the rights under this agreement constitute an infringement of the rights of any Third Party, including an attack on the grant or validity of any of the Sub-Licensed IP;

(b)	any Third Party’s infringement or threatened infringement of the Sub-Licensed IP.

10.2	Action by Dyadic
If any infringement of the Sub-Licensed IP affects or is likely to affect the Commercialisation of the Product within the Field and the Territory, Dyadic and/or Danisco US, Inc. as provided for in the Pharma License Agreement has the sole right to take such action as it sees fit at its cost and expense and:

(a)	will retain damages or other amounts recovered by it; and

(b)
Novovet must, at Dyadic’s and/or Danisco US, Inc’s expense, do all acts and execute such documents as may be necessary or desirable to enable Dyadic and/or Danisco US, Inc. to institute and prosecute those proceedings.

10.3	Action by Novovet
If Dyadic and/or Danisco US, Inc. does not bring suit against a Third Party who is infringing the Sub-Licensed IP in the Territory within 30 days of receiving a notice under clause 12.1, then Novovet may give Dyadic and Danisco US, Inc. notice in writing that it wishes to commence action. If Dyadic and/or Danisco US, Inc. does not advise that it will commence action within 14 days of that notice, then:

(a)
Novovet may institute and prosecute enforcement proceedings in its own name or, if required under local law, by joining Dyadic and/or Danisco US, Inc. if permitted under the Pharma License Agreement to such proceedings;

(b)	Dyadic must, at Novovet’s expense, do all acts and execute such documents as may be necessary or desirable to enable Novovet to institute and prosecute those proceedings;

(c)
Novovet must ensure that it does not perform any acts or omissions that in anyway adversely affect the validity of the Sub-Licensed IP and the reputation of Dyadic and/or Danisco US, Inc. the owners or Licensee of the Sub-Licensed IP;

(d)	Novovet must indemnify Dyadic and/or Danisco US, Inc. against all actions, claims, loss, damage, costs, expenses and awards arising out of or in connection with those proceedings;

(e)	Novovet must regularly keep Dyadic and/or Danisco US, Inc. advised of the progress of such proceedings and provide copies of all material correspondence and documents; and

(f)	Novovet must remit 50% of all damages. accounts of profits, settlements or other amounts recovered in respect of the proceedings, after deduction of all

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legal costs reasonably incurred by Novovet in connection with the proceedings, to Dyadic and/or Danisco US, Inc. within 30 days of receipt.

10.4	Notice of claims
If a claim is made or proceedings are threatened or commenced by a Third Party against Novovet or any of its Affiliates on the ground that the Commercialisation of the Sub-Licensed IP or Products infringes Intellectual Property Rights of the Third Party, then:

(a)	Novovet must immediately notify Dyadic and provide Dyadic with details of the claim or proceedings; and

(b)
Novovet and its Affiliates are to be solely responsible for the defence of proceedings against them, and Dyadic must, at Novovet’s expense, do all acts and execute such documents as may be necessary or desirable to enable Novovet to institute and prosecute those proceedings.

11	Warranties

11.1	Mutual warranties
Each party warrants that as at the Commencement Date:

(a)
it has the power and authority to enter into and perform its obligations under this agreement and that the execution of this agreement by it has been duly and validly authorised by all necessary corporate action;

(b)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms.

11.2	Dyadic’s warranties

(a)	Dyadic warrants that, as far as its directors are aware, the Sub-Licensed IP is owned or licensed by Dyadic and it is entitled to grant the licences under clause 2.1 to Novovet.

(b)
In addition to the exclusions set out in clause 12.1, Dyadic does not warrant that any Patent Rights are or will be valid, or that the Commercialisation of the Sub-Licensed IP is not or will not be an infringement of the rights of Third Parties.

11.3	Novovet’s warranties
Novovet warrants that it has the resources and experience necessary for it to perform its obligations under this agreement.

12	liabilities and indemnities

12.1	Dyadic’s exclusions

(a)
Dyadic excludes all liability to Novovet in respect of the prospects of, or the suitability of the Sub-Licensed IP for the Commercialisation of the Sub-Licensed IP, the quality or performance of any Product, the fitness for purpose of any advice provided under this agreement or the claims of Third Parties arising from the Commercialisation of the Sub-Licensed IP.

(b)	Any clinical or scientific information provided as part of the Know-How is provided for Novovet’s information only, and it must obtain its own

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professional assessment from appropriately qualified individuals of the suitability of such Know-How for the Commercialisation of the Sub-Licensed IP.

12.2	Prescribed Terms

(a)
Except as required by any Prescribed Terms, all conditions, warranties, terms, and obligations expressed or implied by law or otherwise relating to the performance of Dyadic’s obligations under, or any other services supplied by Dyadic in connection with, this agreement are excluded.

(b)
Where any Prescribed Terms apply, the liability of Dyadic to Novovet for a breach of a Prescribed Term implied into this agreement is limited to the re-supply of services or the payment of the cost of re-supplying services (at Dyadic’s option).

(c)
For the avoidance of doubt, any Prescribed Term relating to the completeness, effectiveness or fitness for purpose of any Sub-Licensed IP is limited to the use of the Sub-Licensed IP solely for the purposes expressly contemplated by this agreement or otherwise agreed in writing by the parties.

(d)
For the purposes of this clause, Prescribed Terms mean terms, conditions and warranties implied by law into some contracts for the supply of goods or services or for the license of Intellectual Property Rights and which the law expressly provides may not be excluded, restricted or modified or may be excluded, restricted or modified only to a limited extent.

12.3	Novovet’s indemnity
Novovet releases and indemnifies Dyadic, its Affiliates and their respective officers, employees, consultants and agents (Dyadic Indemnitees) from and against all actions, claims, proceedings and demands (including those brought by Third Parties) which may be brought against it or them, whether on its own or jointly with Novovet and whether at common law, in equity or pursuant to statute or otherwise (Claim), in respect of any loss, or damage arising out of or in connection with:

(a)	a breach of Novovet’s warranties or obligations contained in this agreement; or

(b)	the Commercialisation of the Sub-Licensed IP or Products by or on behalf of Novovet, and from and against all damages, reasonable costs and expenses incurred in satisfying, defending or settling any such Claim. The foregoing obligation does not apply to the extent any loss, or damage directly results from negligent conduct of, or breach of contractual obligation owed to Novovet by, the relevant Dyadic Indemnitee.

12.4	Consequential loss
Neither party is to have any liability to the other, however arising and under any cause of action or theory of liability, in respect of special, indirect or consequential damages, loss of profit or loss of business opportunity, unless this agreement expressly provides otherwise.

12.5	Cap on liability

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The aggregate liability of Dyadic to Novovet under this agreement:

(a)
arising out of any one act, omission or event and any one series of related acts, omissions or events will not under any circumstance exceed the amounts paid by Novovet to Dyadic under this agreement in the 12 month period prior to the act, omission or event or the first in the series of acts, omissions or events; and

(b)	arising out of all acts, omissions and events whenever occurring will not under any circumstance exceed the total amounts paid by Novovet to Dyadic under this agreement.

13	Insurance

13.1	Novovet and Sub-Licensees to maintain insurance
Novovet and its Affiliates and Sub-Licensees, if any must take and out maintain the following insurances with a reputable insurer during the Term and, if the policy is on a claims-made basis, for seven years thereafter:

(a)	a comprehensive commercial general liability and products liability policy to cover all sums which it may become legally liable to pay as compensation consequent upon:

(i)	death of, or bodily injury (including disease or illness) to, any person; and

(ii)	loss of, or damage to, property,
happening anywhere in the Territory arising out of or in connection with this agreement. The limit of liability provided by this policy must be not less than $10 million.

(b)	clinical trial liability insurance in respect of all clinical trials;

(c)
insurance in respect of all claims and liabilities arising, whether at common law or under statute relating to workers compensation or employer’s liability, from any accident or injury to any person employed in connection with the Commercialisation of Products, in compliance with applicable local; and

(d)	any other insurance required by law.

13.2	Dyadic to be noted
Dyadic must be noted as an interested party on all policies required under clauses 13.1(a) and 13.1(b).

13.3	Evidence of currency
Within five Business Days of a request from Dyadic, Novovet must produce evidence that the insurances required by this clause 13 are being maintained, including providing copies of policy documents.

13.4	Cancellation and changes
Novovet must notify Dyadic immediately of any cancellation or material change to a relevant insurance policy which affects or would reasonably be expect to affect Dyadic’s interests.

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13.5	Potential claims
If any event occurs which may give rise to a claim involving Dyadic under any policy of insurance to be taken out by Novovet under this clause 13 then Novovet must:

(a)	notify Dyadic as soon as reasonably practicable but in any event within five Business Days of the occurrence of that event; and

(b)	ensure that Dyadic is kept fully informed of any subsequent actions and developments concerning the relevant claim.

14	Confidentiality and media releases

14.1	Permitted use and disclosure

(a)
A party may disclose Confidential Information of the other party if legally compelled to do so by any judicial or administrative body, provided that the party required to make such disclosure must promptly inform the other party and cooperate (at the other party’s expense) with the other party’s efforts to take reasonably available legal measures to avoid or limit the extent of such disclosure.

1.1.
Either party may disclose the terms of this agreement as to its auditors, and other advisors and as required by the SEC, a share listing exchange or other such regulatory or governmental agencies and to a Third Party who

(b)	is evaluating whether or not to acquire or invest in that party, where that Third Party is acting in good faith and is subject to a binding obligation of confidence.

14.2	Protection of Confidential Information
Subject to clause 14.1 each party must:

(a)	not use, and ensure that its Personnel do not use, any Confidential Information for any purpose other than compliance with its obligations or exercise of its rights under this agreement;

(b)
take reasonable action necessary to maintain the confidential nature of the Confidential Information, including keeping all records of the Confidential Information under the same degree of protection that such party uses for its own Confidential Information of a similar nature;

(c)
not disclose any of the Confidential Information to any person other than those Personnel of the party or an Affiliate who need to have access to the Confidential Information for the purposes of this agreement provided:

(i)	such person has been made aware of the requirements of this clause and is subject to a legally enforceable undertaking of confidence on terms substantially equivalent to those in this agreement; and

(ii)	enforce the terms of that obligation of confidence at its own expense, on the request of the party that disclosed the Confidential Information; and

(d)
return all documents and other materials in any medium in its possession, power or control which contain or refer to any Confidential Information, on the earlier of demand by the other party or the time the documents and other material are no longer required for the purposes of this agreement, except

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that one copy of such materials may be retained solely by the party’s legal department or external lawyers for legal/archival purposes.

14.3	Publications

(a)
Novovet must provide Dyadic with the opportunity to review any proposed publications, manuscripts or summaries of presentations in respect of the Product at least 45 days prior to publication, submission or being presented.

(b)
Dyadic will respond promptly and in no event later than 21 days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection for any Improvement owned by Dyadic or concern regarding protection of its Confidential Information.

(c)
In the event of concern, Novovet agrees not to submit such publication or to make such presentation that contains such information until Dyadic is given a reasonable period of time (not to exceed 90 days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and Novovet must remove any Confidential Information of Dyadic from such proposed publication as requested.

14.4	Media and stock exchange releases

(a)
A party may not make press or other announcements or releases relating to this agreement and the matters the subject of this agreement without the prior approval of the other party. Each party acknowledges that the other party has a proprietary interest in its legal and business name and reputation. Therefore, each party agrees not to make reference to or otherwise use the other party’s name or mention or describe this agreement or its relationship with the other party and its Affiliates in any advertising, marketing and/or promotional materials or other publications or materials (except as required or permitted by this agreement) without first obtaining the prior written approval of the other party.

(b)
Notwithstanding clause 14.4(a), if a party is required by law to disclose any information relating to this agreement or the identity of the other party (including filing a copy of this agreement with relevant authorities in the Territory or statements required to be made by either party to a relevant stock exchanges), it may do so to the extent required by law, provided that it:

(i)	gives notice to the other party, including a copy of the proposed release containing the information, as soon as practicable after it becomes aware of the need for the release; and

(ii)	minimises, to the extent permitted by law, the extent of the disclosure.

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15	Dispute resolution

15.1	Notice of dispute
A party to this agreement claiming that a dispute or claim has arisen under or in relation to this agreement must give written notice to the other party specifying the nature of the dispute or claim. On receipt of that notice by the other party the parties’ representatives must endeavour in good faith to resolve the dispute or claim expeditiously.

15.2	Dispute resolution procedure

(a)
If a dispute arises a party may not commence any court or arbitration proceedings relating to the dispute unless it has complied with this clause 15.2, except where the party seeks urgent interlocutory relief.

(b)	A party claiming that a dispute has arisen must give notice to the other party specifying the nature of the dispute.

(c)
On receipt of that notice by that other party, senior executives of both parties must endeavour in good faith to resolve the dispute expeditiously by negotiation or using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)	If the dispute has not been resolved or parties have not agreed within 30 days of receipt of the notice (or such further period as agreed in writing by them) as to:

(i)	the dispute resolution technique and procedures to be adopted;

(ii)	the timetable for all steps in those procedures; and

(iii)	the selection and compensation of the independent person required for such technique, the parties agree to mediate the dispute in the United Kingdom.

15.3	Expert determination

(a)
If this clause 15.3 applies, an independent chartered accountant with at least 10 years’ experience in valuing technology must be appointed as a valuer (Independent Expert) to determine the proportion of the value of a Third Party Transaction that is attributable to Target Indicators Products within the Field (Apportionment) in accordance with this clause 15.3.

(b)
If there is failure to agree on an independent chartered accountant, the Independent Expert will be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales.

(c)
Neither the Independent Expert, nor any firm or company of which the Independent Expert is an employee, partner, director or consultant, must have had any business dealings with either party in the two years before the date of appointment.

(d)
The Independent Expert will have a right of access at all reasonable times to the accounting records and other records of Dyadic, Luina and Novovet and its affiliates and is entitled to require from any officer of Dyadic, Luina, Novovet and its affiliates such information and explanation as the Independent Expert requires to determine the Apportionment.

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(e)	The Independent Expert will be instructed to make a determination as soon as practicable and in any event within 30 Business Days after receiving instructions.

(f)	The parties agree that, in determining the Apportionment, the Independent Expert:

(i)	will act as an expert and not as an arbitrator;

(ii)	may obtain or refer to any documents, information or material and undertake any inspections or enquiries as he or she determines appropriate;

(iii)	must provide the parties with a draft of his or her determination and must give the parties an opportunity to comment on the draft determination before it is finalised; and

(iv)	may engage such assistance as or she reasonably believes is appropriate or necessary to make a determination.

(g)	The Independent Expert’s determination will be final and binding on the parties.

(h)	The parties will equally pay the costs and expenses of the Independent Expert.

16	GST

16.1	GST pass on
If GST is or will be payable on a supply made under in connection with this document, to the extent that the consideration otherwise provided for that supply under this document is not stated to include an amount for GST on the supply:

(a)	the consideration otherwise provided for that supply under this document is increased by the amount of that GST; and

(b)
the recipient must make payment of the increase as and when the consideration otherwise provided for, or relevant part of it, must be paid or provided or, if the consideration has already been paid or provided, within seven days of receiving a written demand from the supplier.

16.2	Tax Invoice
The right of the supplier to recover any amount in respect of GST under this document on a supply is subject to the issuing of the relevant tax invoice or adjustment note to the recipient except where the recipient is required to issue the tax invoice or adjustment note.

16.3	Consideration exclusive of GST
Any consideration otherwise provided for a supply or payment obligation in connection with this document is exclusive of GST unless stated otherwise.

16.4	Adjustments
If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST already recovered by the supplier, as appropriate, the supplier within 14 days of becoming aware of the adjustment event:

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(a)	may recover from the recipient the amount by which the amount of GST on the supply exceeds the amount already recovered by giving seven days written notice; or

(b)
must refund to the recipient the amount by which the amount already recovered exceeds the amount of GST on the supply to the extent that the supplier is entitled to a refund or credit from the Commissioner of Taxation; and

(c)
must issue an adjustment note or tax invoice reflecting the adjustment event in relation to the supply to the recipient within 28 days of the adjustment event except where the recipient is required to issue an adjustment note or tax invoice in relation to the supply.

16.5	Reimbursements
Costs actually or estimated to be incurred or revenue actually or estimated to be earned or lost by a party that is required to be reimbursed or indemnified by another party, or used as the basis for calculation of consideration for a supply, under this document must exclude the amount of GST referable to the cost to the extent to which an entitlement arises or would arise to claim an input tax credit and in relation to revenue must exclude any amount in respect of GST referable to the revenue.

17	Miscellaneous

17.1	Notices
Any notice, demand, consent or other communication (a Notice) given or made under this document:

(a)	must be in in writing and signed by the send or by a person duly authorised by the sender;

(b)
must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or email to the address or email address below or the address or email address last notified by the intended recipient to the sender after the date of this document:

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(i) to Dyadic:	Address: 140 Intracoastal Pointe Drive, Suite #404 Jupiter, Florida USA 33477 Attention: Mark Emalfarb Email: memalfarb@dyadic.com
(ii) to Luina:	Address: 2806 Ipswich Road, Darra, Brisbane 4076 Queensland, Australia Attention: [***] Email: [***]
(iii) to Novovet:	Address: 2806 Ipswich Road, Darra, Brisbane 4076 Queensland, Australia Attention: Chris Burrell Email: chris.burrell@novovet.com

(c)	will be conclusively taken to be duly given or made:

(i)	in the case of delivery in person, when delivered; or

(ii)
in the case of delivery by post, two Business Days after the date of posting (if posted to an address in the same country) or seven Business Days after the date of posting (if posted to an address in another country) and

(iii)	in the case of email, the earlier of:

(A)	the time that the sender receives an automated message from the recipient’s information system confirming delivery of the email; or

(B)	the time that the email is first opened or read by the recipient, or an employee or officer of the recipient, but if the result is that the Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or at a time that is later than 5pm in the place to which the Notice is sent, it will be conclusively taken to have been duly given or made at the start of business on the next business day in that place.

17.2	No waiver
A failure to exercise or a delay in exercising any right, power or remedy under this document does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.
For the avoidance of doubt, the doctrine of affirmation by election will not apply to any failure by a party to exercise, or delay by a party in exercising, any right, power or remedy under this document.

17.3	Amendment

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This document can only be amended or replaced by another document executed by both of the parties in writing.

17.4	Assignment
No party can assign, charge, create a security interest over, encumber or otherwise deal with any of its rights or obligations under this document, or attempt or purport to do so, without the prior written consent of the other party.

17.5	Further assurances
Each party must do anything (including execute any document) and must ensure that its employees and agents do anything (including execute any document) that any other party may reasonably require to give full effect to this document.

17.6	Costs and duty
Each party must bear its own costs arising out of the negotiation, preparation and execution of this document.

17.7	Severability of provisions
Any provision of this document that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this document nor affect the validity or enforceability of that provision in any other jurisdiction.

17.8	Variation of rights
The exercise of a right partially or on one occasion does not prevent any further exercise of that right in accordance with the terms of this document. Neither a forbearance to exercise a right nor a delay in the exercise of a right operates as an election between rights or a variation of the terms of this document.

17.9	No merger
The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this document. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

17.10	Entire agreement
This document contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understanding (collectively Conduct) relied on by the parties and supersedes all earlier Conduct by or between the parties in connection with its subject matter. Neither party has relied on or is relying on any other Conduct in entering into this document and completing the transaction contemplated by it.

17.11	Governing law and jurisdiction
This document is governed by the laws of the United Kingdom. In relation to it and related non-contractual matters each party irrevocably submits to the non-exclusive jurisdiction of courts with jurisdiction there and waives any right to object to the venue on any ground.

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17.12	Counterparts
This document may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

17.13	Authorised signatories
The signatories to this agreement warrant that they have authority to enter into this agreement on behalf of the party they are stated to represent

Sub-License Agreement        page 30

Schedule 1 – Royalties

1	Royalties on Net Sales of Products

Total Net Sales per country (AUD)	Royalty Rate (%) of Net Sales)
A. Countries in which Patent Rights exist
$0 - $10 million	[***]%
Over $10 million	[***]%
B. Countries in which Patent Rights have expired or abandoned, or do not exist
$0 - $10 million	[***]%
Over $10 million	[***]%

2	Royalties on Non-Sales Revenue
[***]% of all Non-Sales Revenue

Sub-License Agreement         page 31

Schedule 2 – Patent Rights

Attached is a copy of the Pharma License Agreement (redacted) setting out the details relating Patent Rights and other additional terms & conditions outlined therein that Novovet and its affiliates and sublicensees if any agree to be legally bound by.

Sub-License Agreement         page 32

Schedule 3 – Know-How

1	Know-How

(a)	Strains and constructs:

(i)	[***].

(ii)	[***].

(iii)	[***].

(b)	Dyadic SOPs:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

(vii)	[***]

(viii)	[***]

(ix)	[***]

(c)	[***]

Sub-License Agreement         page 33

Execution page

Executed as an Agreement.

Signed by Dyadic International (USA), Inc by
sign here ►	/s/ Mark A Emalfarb ____________________ Director
print name ►	Mark A. Emalfarb

Sign here ►	/s/ Ping Rawson_________________________ Company Secretary
print name ►	Ping Rawson

Signed by Luina Bio Pty Ltd by
sign here ►	/s/ Chris Burrell_________________________ Director
print name ►	_Chris Burrell_______________________
Sign here ►	/s/ Robbie White________________________ Company Secretary
print name ►	Robbie White_______________________

Sub-License Agreement        page 34

Signed by Novovet Pty Ltd by
sign here ►	/s/ Chris Burrell_________________________ Director
print name ►	_Chris Burrell_______________________
Sign here ►	/s/ Robbie White________________________ Company Secretary
print name ►	Robbie White_______________________

Sub-License Agreement        page 35